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                     February 22, 2024

       Karen Brennan
       Chief Financial Officer
       Jones Lang LaSalle Inc.
       200 East Randolph Drive
       Chicago, IL 60601

                                                        Re: Jones Lang LaSalle
Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-13145

       Dear Karen Brennan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction